                            SCHEDULE 14A INFORMATION

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to
     sec.240.14a-11(c) or sec.240.14a-12


                         UNISON HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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
                          UNISON HEALTHCARE CORPORATION
                    8800 North Gainey Center Drive, Suite 245
                            Scottsdale, Arizona 85258


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 27, 1997

TO THE STOCKHOLDERS:

            The Annual Meeting of Stockholders of Unison HealthCare Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, August 27, 1997, at 9:00 a.m. local time, at the Marriott Suites Hotel, 7325 East Third Avenue, Scottsdale, Arizona 85251 for the following purposes:

            (1) To elect two directors as Class II directors to serve until the 2000 Annual Meeting of Stockholders or until their respective successors are elected;

            (2) To consider and vote upon a proposal to amend Unison's 1995 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 800,000 to 1,500,000; and

            (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

            Stockholders of record at the close of business on July 7, 1997, are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company's corporate headquarters for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting.

            A copy of the Company's 1996 Annual Report to Stockholders, which includes audited financial statements, is enclosed. All stockholders are cordially invited to attend the Annual Meeting in person.

                                        By order of the Board of Directors,




                                        James A. Rice
                                        Secretary


Scottsdale, Arizona
July 17, 1997


--------------------------------------------------------------------------------
IMPORTANT: IT IS IMPORTANT THAT YOUR STOCKHOLDINGS BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                          UNISON HEALTHCARE CORPORATION

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 27, 1997

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES .................................................     1

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF ...................................................     2
            Security Ownership of Certain Beneficial Owners and Management ........................     2

PROPOSAL 1: ELECTION OF DIRECTORS .................................................................     4
            Executive Officers ....................................................................     6
            Section 16(a) Beneficial Ownership Reporting Compliance ...............................     7
            Board Meetings and Committees .........................................................     8
            Executive Compensation ................................................................     9
                        Summary Compensation Table ................................................     9
                        Option Grants in Last Fiscal Year .........................................    10
                        Fiscal Year-End Option Value Table ........................................    11
                        Ten-Year Option Repricings ................................................    12
                        Report on Repricing of Options ............................................    12
                        Compensation of Directors .................................................    13
                        Employment Contracts, Termination of Employment and Change-in-Control
                        Arrangements ..............................................................    13
                        Compensation Committee Interlocks and Insider Participation in Compensation
                        Decisions .................................................................    13
                        Certain Transactions ......................................................    14
                        Board Compensation Committee Report on Executive Compensation .............    16
                        Comparison of Stock Performance ...........................................    18

PROPOSAL 2: APPROVAL TO AMEND THE 1995 STOCK OPTION PLAN ..........................................    18

INDEPENDENT AUDITORS ..............................................................................    23

OTHER MATTERS .....................................................................................    23

STOCKHOLDER PROPOSALS .............................................................................    23

                          UNISON HEALTHCARE CORPORATION
                    8800 NORTH GAINEY CENTER DRIVE, SUITE 245
                            SCOTTSDALE, ARIZONA 85258

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 27, 1997

                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

            Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of Unison HealthCare Corporation ("Unison" or the "Company") for use at the Annual Meeting of Stockholders to be held on August 27, 1997, or any adjournment thereof (the "Annual Meeting"). All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

            When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

            This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company's stockholders commencing on or about July 17, 1997.

            A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

            In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. It is not anticipated that any other persons will be engaged to solicit proxies. However, the Company may seek the services of an outside proxy solicitor in the event such services become necessary. All expenses incurred in connection with this solicitation will be borne by the Company.

            The mailing address of the principal corporate office of the Company is 8800 North Gainey Center Drive, Suite 245, Scottsdale, Arizona 85258.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

            Only stockholders of record at the close of business on July 7, 1997 (the "Record Date") will be entitled to vote at the meeting. On the Record Date, there were issued and outstanding 6,422,096 shares of Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date. The presence of the holders of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting. The Inspector of Election appointed by the Chairman of the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots. The two nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. The proposal to amend the 1995 Stock Option Plan will be approved if it receives the affirmative votes of a majority of the shares represented at the Annual Meeting and entitled to vote thereon.

            Although the only issues expected to come before the Annual Meeting are the election of two Class II directors and the proposal to amend the 1995 Stock Option Plan to increase the number of shares available for issuance thereunder, it is possible that other matters may properly be brought before the meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote cast against a proposal, except with respect to the election of directors, for which only affirmative votes are relevant. A broker non-vote, on the other hand, will not be regarded as representing a share entitled to vote on the proposal and, accordingly, will have no effect on the voting for such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            As described more fully under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Unison's 1996 Annual Report on Form 10-K, in March 1997 the Company determined it to be necessary to restate its operating results for the nine months ended September 30, 1996. Subsequently, Unison's independent directors have taken steps to reorganize the financial and executive leadership of the Company. In connection with these changes, Jerry M. Walker, Craig R. Clark and Paul J. Contris have resigned as executive officers, directors and employees of the Company. David A. Kremser, a Unison director who served as president and CEO of Signature Health Care Corporation and affiliated companies ("Signature") until it was acquired by Unison in October 1996, was appointed the Chairman of the Executive Committee of the Board of Directors in March 1997, thereby serving as the Company's chief executive officer and chief financial officer.

            The following table sets forth information regarding the beneficial ownership of the Company's Common Stock at July 7, 1997 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers listed in the Summary Compensation Table set forth herein and (iv) all directors and executive officers of the Company as a group.

                                                SHARES BENEFICIALLY OWNED (1)
                                                ----------------------------
IDENTITY OF STOCKHOLDER OR GROUP                NUMBER               PERCENT
--------------------------------                ------               -------
David A. Kremser (2) .................         1,540,431              23.80%
Bruce H. Whitehead (3) ...............           477,335               7.41
U.S. Bancorp (4)......................           369,100               5.75
  111 SW Fifth Avenue
  Portland, Oregon 97204
Phillip R. Rollins (5) ...............           364,098               5.62
Jerry M. Walker (6) ..................           287,946               4.48

                                                SHARES BENEFICIALLY OWNED (1)
                                                ----------------------------
IDENTITY OF STOCKHOLDER OR GROUP                NUMBER               PERCENT
--------------------------------                ------               -------
Paul J. Contris (7) ................               193,294             3.01
John T. Lynch, Jr. (8) .............               214,331             3.30
Craig R. Clark (9) .................                38,022                 *
Mark W. White (10) .................                19,788                 *
Tyrrell L. Garth (11) ..............                16,746                 *
John T. Casey (12) .................                18,746                 *
L. Robert Oberfield (13) ...........                 8,961                 *
All executive officers and directors
as a group (16 persons) (14) .......             3,269,667            48.93%

------------------------------------

* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise indicated, the mailing address of each person known to the Company to be the owner of more than five percent of its Common Stock is in care of the Company.

(2) Includes 1,490,431 shares of Common Stock issued to Mr. Kremser in connection with the acquisition of Signature on October 31, 1996 (the "Signature Acquisition"), including additional shares issued to him in accordance with an adjustment provision of the Signature Acquisition agreements relating to stockholders' equity (the "Equity Adjustment Amount"). Also includes 50,000 shares of Common Stock issuable upon exercise of immediately exercisable options. Does not include 15,000 shares of Common Stock issuable upon exercise of options which will vest in December 1997 and thereafter.

(3) Includes 458,089 shares of Common Stock issued to Whitehead Family Investments, Ltd. ("WFI") upon conversion of the Convertible Debenture issued to the former shareholders of BritWill HealthCare Company ("BritWill") as partial payment of the purchase price for the acquisition of BritWill (the "BritWill Acquisition"). Mr. Whitehead has sole voting and investment power with respect to the shares held by WFI. Does not include 8,750 shares of Common Stock issuable upon exercise of outstanding options which will vest in September 1998. Includes 19,246 shares of Common Stock underlying options exercisable within 60 days.

(4) In a report on Schedule 13G filed in February 1997, U.S. Bancorp stated that holdings as of December 31, 1996 included 367,000 shares as to which U.S. Bancorp has sole voting power, no shares for which voting power is shared, 198,800 shares as to which U.S. Bancorp has sole dispositive power and 11,700 shares as to which U.S. Bancorp has shared dispositive power.

(5) Currently 132,759 of these shares are pledged to secure payment of the deferred purchase price for the BritWill Acquisition. Does not include 20,000 shares of Common Stock issuable upon exercise of options which will vest in September 1998. Includes 53,924 shares of Common Stock underlying options exercisable within 60 days.

(6) 265,518 of these shares are pledged to secure payment of the deferred purchase price for the BritWill Acquisition.

(7) 86,294 of these shares are pledged to secure payment of the deferred purchase price for the BritWill Acquisition.

(8) Includes 10,140 shares of Common Stock as to which he currently shares investment power with Bruce H. Whitehead. Excludes 7,500 shares of Common Stock issuable upon exercise of options which will vest in September 1998. Includes 66,746 shares of Common Stock underlying options exercisable within 60 days.

(9) Mr. Clark currently shares investment power with Mr. Whitehead over these shares, which are pledged to secure the deferred purchase price for the BritWill Acquisition.

(10) Includes 3,042 shares of Common Stock as to which he currently shares investment power with Bruce H. Whitehead. Does not include 7,500 shares of Common Stock issuable upon exercise of options which will vest in September 1998. Includes 16,746 shares of Common Stock underlying options exercisable within 60 days.

(11) Does not include 7,500 shares of Common Stock issuable upon exercise of options which will vest in September 1998. Includes 16,746 shares of Common Stock underlying options exercisable within 60 days.

(12) Does not include 7,500 shares of Common Stock issuable upon exercise of options which will vest in September 1998. Includes 16,746 shares of Common Stock underlying options exercisable within 60 days.

(13) Does not include 8,474 shares of Common Stock issuable upon exercise of options which will vest over a period beginning in September 1998. Includes 7,711 shares of Common Stock underlying options exercisable within 60 days.

(14) Includes a total of 210,887 shares of Common Stock underlying options exercisable within 60 days (including those described in the preceding footnotes) and the shares owned by Messrs. Walker, Contris and Clark notwithstanding that they are no longer serving as executive officers.


                        PROPOSAL 1: ELECTION OF DIRECTORS

            Two directors are to be elected at the Annual Meeting to serve as Class II directors until the 2000 Annual Meeting of Stockholders and until their respective successors are elected. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR THE COMPANY'S NOMINEES, BRUCE
H. WHITEHEAD AND TYRRELL L. GARTH. Each nominee is currently a director of the Company.

            The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors shall have three to nine members, as determined by resolution of the Board of Directors, and shall be divided into three classes, designated as Class I, Class II and Class III directors. Terms of Class I directors and Class III directors expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 1999 and 1998, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. Directors may be removed only for cause.

            If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

            Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery at 8800 North Gainey Center Drive, Suite 245, Scottsdale, Arizona, or by United States mail, postage prepaid to Secretary, Unison HealthCare Corporation, 8800 North Gainey Center Drive, Suite 245, Scottsdale, Arizona 85258, not later than: (i) with respect to the election to be held at an annual meeting of stockholders, not less that 60 nor more than 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of stockholders for the election of directors, the close of business on the fifteenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if such nominee had been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if elected. The presiding officer of the meeting of the stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. No stockholder has given notice in accordance with this procedure regarding an intent to make any nominations at the Annual Meeting.

            The names of the nominees for director and of the directors whose terms continue beyond the Annual Meeting, and certain information about them, are set forth below.

NAME                             AGE                 PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----------------------------   -------               ------------------------------------------------------------------------
Nominees for election as Class II directors whose terms will expire in 2000:
Bruce H. Whitehead (1)           44                   Bruce H. Whitehead has served as the Chairman of the Board of Unison since August 1995.  He is also President and Chief Executive Officer of the general partner of WFI.  Prior to joining Unison, Mr. Whitehead was Chairman of BritWill from its inception in 1992.  From 1984 through 1992, Mr. Whitehead was President of The BritWill Company,
                                                      which also invested in and managed long-term care facilities.

Tyrrell L. Garth (2)             48                   Tyrrell L. Garth has served as a Director of Unison since August 1995.
                                                      Mr. Garth became President of Cheyenne Capital in Beaumont, Texas, a personal investment firm, in 1996.  Prior thereto he was a partner in the law firm of Moore, Landry, Garth, Jones, Barmeister and Hulett,
                                                      LLP, which served as counsel to BritWill prior to its acquisition by
                                                      Unison in August 1995.

Class I directors whose terms will expire in 1999:

David A. Kremser (1)(3)(4)       49                   David A. Kremser founded Signature in July 1987 and served as its
                                                      Chairman, President, Chief Executive Officer and a Director until it was acquired by Unison in October 1996.  From January 1985 through July
                                                      1987, Mr. Kremser was a Director and Executive Vice President of
                                                      Columbia Corporation, a long-term care company, and the President of
                                                      Columbia West Corporation, a subsidiary of Columbia Corporation.
                                                      Prior to joining Columbia Corporation, he was affiliated with ARA
                                                      Services, Inc. ("ARA"), most recently with responsibility for ARA's operations in California, Colorado, Wyoming and Texas.

Phillip R. Rollins               39                   Phillip R. Rollins has served as the Executive Vice President and Chief
                                                      Operating Officer of Unison since it commenced operations in July
                                                      1992, when he co-founded Unison.  From June 1989 until joining
                                                      Unison, he was the Director of Operations of Samaritan Senior Services,
                                                      Inc. ("Samaritan"), a regional operator of subacute and long-term care facilities based in Phoenix, Arizona.  Prior to joining Samaritan, Mr.
                                                      Rollins was the Director of Medicare and Ancillary Services for Life
                                                      Care Centers of America, a private operator of long-term care facilities headquartered in Cleveland, Tennessee.  Mr. Rollins is a member of the
                                                      American College of Health Care Administrators.

NAME                             AGE                 PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----------------------------   -------               ------------------------------------------------------------------------
Class III directors whose terms will expire in 1998:
John T. Casey (2)(4)             51                   John T. Casey has served as a Director of Unison since August 1995.
                                                      Mr. Casey was the Chief Executive Officer of InteCare LLC, a hospital management firm in Irving, Texas, until June 1, 1997.  From October
                                                      1991 through August 1995, Mr. Casey was the Chief Operating Officer
                                                      of American Medical International, Inc., a publicly traded hospital management company.  Prior to October 1991, Mr. Casey was
                                                      President of Samaritan Health Services, a hospital and long-term care provider.


John T. Lynch, Jr. (1)(4)        49                   John T. Lynch, Jr. has been a director of Unison since June 1992.  Mr.
                                                      Lynch was also a director of BritWill between 1992 and its acquisition by Unison in 1995.  In January 1990, he co-founded Trouver Capital
                                                      Partners, L.P. ("Trouver"), a private investment banking firm and serves as one of its general partners.  Mr. Lynch was Managing
                                                      Director and a member of the Health Care Finance Group of Furman
                                                      Selz Incorporated, and was Managing Director and head of the Health
                                                      Care Finance Group at Thomson McKinnon Securities, Inc. and Dean
                                                      Witter Reynolds Inc. for the period 1980 through 1990.

Mark W. White (2)(4)             57                   Mark W. White has served as a Director of Unison since August 1995 and has been an attorney in private practice since 1987.  From 1983 to
                                                      1987, Mr. White served as Governor of the State of Texas.


------------------------------------


(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) Mr. Kremser became a director of Unison upon the closing of the Signature Acquisition. Since April 1997, Mr. Kremser has served as Chairman of the Executive Committee of the Board o Directors.

(4) Member of Audit Committee.


EXECUTIVE OFFICERS

            The executive officers of the Company serve until their successors have been chosen or until their earlier resignation or removal. The current executive officers are as follows:

NAME                               AGE                                 POSITION WITH THE COMPANY
---------------------------    ------------        ----------------------------------------------------------------------------
David A. Kremser                    49             Interim Chief Executive Officer and Chief Financial Officer, Director
Phillip R. Rollins                  39             Executive Vice President-Operations, Chief Operating Officer, Director
James A. Rice                       50             Executive Vice President, General Counsel and Secretary
L. Robert Oberfield                 59             President, Quest Pharmacies, Inc.
Paul G. Henderson                   41             President, Sunbelt Therapy Management Services, Inc.
Terry Troxell                       46             Senior Vice President-Clinical Operations
William G. Allen, Jr.               46             Senior Vice President-Operations
Clayton Kloehr                      40             Senior Vice President and Treasurer

            James A. Rice has served as Executive Vice President, General Counsel and Secretary of Unison since June 5, 1997. From 1995 to June 1997 when he joined Unison, he was Special Counsel to Kaiser Foundation Health Plan, Inc., an operator of prepaid health plans. From 1983 to 1995, Mr. Rice was an attorney in private practice. From 1979 to 1983, Mr. Rice was Vice President, Associate General Counsel and Assistant Secretary of American Medical International, Inc., a publicly traded hospital management company. Mr. Rice is a Certified Administrator of Residential Care Facilities for the Elderly in California.

            L. Robert Oberfield has been President of Quest Pharmacies, Inc., a subsidiary of Unison, since it was organized in March 1995. From December 1992 to March 1995, he was employed by Sunscript Pharmacy Corp., a subsidiary of Sun Healthcare Company, most recently as President. From September 1990 to December 1992 he was employed by RDS Acquisition Corp. ("RDS"). RDS commenced bankruptcy proceedings in December 1991. At the time the proceedings commenced, Mr. Oberfield was the Senior Vice President of RDS, and he served as its President thereafter until December 1992.

            Paul G. Henderson has served as President of Sunbelt Therapy Management Services, Inc. since the acquisition of Sunbelt by Unison in March 1996. For the past seven years, Mr. Henderson has been active in the founding and management of physical therapy service providers (such as Sunbelt) and in providing patient care.

            Terry Troxell has served as Director of Professional Services of Unison since it commenced operations in July 1992. In November 1994, she became Vice President of Unison and in September 1996, she became Senior Vice President-Clinical Operations. From July 1991 until July 1992, Ms. Troxell served as Director of Professional Services of Samaritan. She was employed by the Arizona Department of Health from 1985 until 1991, where she served as Program Manager of Health Care Facility Licensure and Enforcement, overseeing the licensing, certification and enforcement of all licensed health care facilities in Arizona. Ms. Troxell is a licensed registered nurse and a Certified Gerontologist Clinical Specialist. She sits on the American Health Care Association's national facility standards committee and Long-Term Care Nurse Council. She is a member of the American Gerontological Nurses Association and the Association for Professionals in Infection Control and Epidemiology.

            William G. Allen, Jr. has been Senior Vice President-Operations since October 14, 1996. Prior thereto, he was a Regional Vice President for Unison (since November 1994), and before that he was Executive Director of Plantation Manor Incorporated, a private operator of skilled nursing and assisted living facilities.

            Clayton Kloehr has served as Senior Vice President and Treasurer since July 1, 1997. From August 1995 through June 30, 1997, Mr. Kloehr provided financial consulting services to Unison. From February 1995 until August 1995, Mr. Kloehr was BritWill's Treasurer. During the 14 years prior thereto Mr. Kloehr was employed by Placid Oil Company, a privately held oil exploration and production company based in Dallas, Texas, most recently as Manager of Treasury Operations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose any failure to file by these dates. The Company believes that all of these filing requirements were satisfied during the year ended December 31, 1996, except that: (i) on June 24, 1997 Messrs. Walker, Clark and Oberfield and Ms. Troxell reported on a Form 5 for the year ended December 31, 1996 a repricing of options on January 16, 1996; (ii) on June 24, 1997, Mr. Rollins amended a Form 5 to report the same repricing of options; and (iii) Messrs. Contris, Whitehead, Garth, Casey, Lynch and White have not yet reported on a Form 5 for the year ended December 31, 1996, a repricing of options on January 16, 1996.

BOARD MEETINGS AND COMMITTEES

            The Board of Directors held a total of 13 meetings during the fiscal year ended December 31, 1996. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service.

            The Board had during 1996 a Compensation Committee and an Audit Committee. The Compensation Committee currently consists of Messrs. Garth, Casey and White and met three times during 1996. The Compensation Committee reviews salaries and benefit programs designed for senior management, officers and directors, and administers the Company's 1995 Stock Option Plan (the "1995 Plan") with a view to ensuring that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards. The Audit Committee currently consists of Messrs. Kremser, Lynch, Garth and White. The Audit Committee met twice during 1996. The Audit Committee meets independently with representatives of the Company's independent auditors and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors. The Committee is also responsible for recommending the engagement or discharge of the Company's independent auditors.

            The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Nominations of persons to be directors are considered by the full Board of Directors.

            The Board established an Executive Committee on February 26, 1997, and appointed Messrs. Kremser, Whitehead and Lynch to the new committee. The Executive Committee, which has (except as may be limited by law) the full authority of the Board of Directors between meetings of the Board, was created to respond to rapidly changing conditions at the Company.

EXECUTIVE COMPENSATION

            The following table sets forth, with respect to the years ended December 31, 1996, 1995 and 1994, compensation awarded to, earned by or paid to
(i) the Company's Chief Executive Officer and (ii) the four other executive officers who were serving as executive officers at December 31, 1996.

                          SUMMARY COMPENSATION TABLE(1)

                                                                 ANNUAL                 LONG-TERM
                                                               COMPENSATION           COMPENSATION
                                                           -----------------------     -----------
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                                           SALARY           BONUS        OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR          ($)             ($)          (#)(2)        COMPENSATION
---------------------------------------        -----       --------        -------       --------       ------------
Jerry M. Walker .......................        1996        $275,000        $41,250         33,924
  President, Chief Executive Officer(3)        1995         200,000         37,500         33,924
                                               1994         161,952

Phillip R. Rollins ....................        1996         220,000         33,000         73,924
  Executive Vice President- ...........        1995         200,000         30,000         33,924
  Operations, Chief Operating Officer .        1994         138,515

Craig R. Clark ........................        1996         220,000         33,000        133,924
  Executive Vice President, ...........        1995         184,373         30,000         33,924        $175,000(5)
  Chief Financial Officer and Chief ...        1994          14,231         20,000             --          88,250(6)
   Accounting Officer(4)

Paul J. Contris .......................        1996         220,000         33,000         65,443
  Executive Vice President- ...........        1995         200,000         30,000         33,924
  Acquisitions and Development(7) .....        1994         138,515

L. Robert Oberfield ...................        1996         136,800             --         16,185
  President, Quest Pharmacies, Inc. ...        1995          64,000             --          6,185


------------------------------------


(1) Certain columns have been omitted where there has been no compensation paid or awarded to or earned by any of the named executives required to be reported in such columns.

(2) The amounts shown for 1996 include both new option grants and outstanding options that were granted during 1995 and repriced during 1996.

(3) Effective April 25, 1997, Mr. Walker resigned as President and Chief Executive Officer and as a Director.

(4) Effective April 25, 1997, Mr. Clark resigned as Executive Vice President, Chief Financial Officer, Chief Accounting Officer and as a Director.

(5) Represents a payment equal to one year's base salary in connection with the termination of Mr. Clark's employment agreement with BritWill.

(6) Includes consulting fees of $87,750 paid by BritWill before Mr. Clark became an employee of BritWill and $500 of fees as a director of BritWill. See "-- Employment Contracts, Termination of Employment, and Change-in-Control Arrangements."

(7) Mr. Contris served as Unison's Executive Vice President-Finance and Chief Accounting Officer from August 15, 1995 until June 1996. Effective April 25, 1997, Mr. Contris resigned as Executive Vice President-Acquisitions and Development and as a Director.

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

            The following table sets forth information about stock option grants during the last fiscal year to the executive officers named in the Summary Compensation Table.



                                    INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE VALUE
-----------------------------------------------------------------------------         AT ASSUMED ANNUAL RATES
                                          PERCENT OF                                      OF STOCK PRICE
                                            TOTAL                                     APPRECIATION FOR OPTION
                         NUMBER OF          OPTIONS    EXERCISE                                TERM (4)
                         SECURITIES        GRANTED TO   OR BASE                      -------------------------
                         UNDERLYING        EMPLOYEES     PRICE
                          OPTIONS          IN FISCAL     ($/SH)   EXPIRATION
NAME                     GRANTED (1)        YEAR (2)      (3)         DATE               5%             10%
                         -----------       ----------  --------     --------        --------        --------
Phillip R. Rollins....     40,000            9.70%     $   9.50     9/6/2006        $238,980        $605,622
Craig R. Clark .......     60,000           14.55          9.00     9/6/2006         339,603         860,621
                           40,000            9.70          9.50     9/6/2006         238,980         605,622
Paul J. Contris ......     40,000            9.70          9.50     9/6/2006         238,980         605,622
L. Robert Oberfield...     10,000            2.42           9.5     9/6/2006          59,745         151,406


------------------------------------


(1) Consists entirely of stock options. In connection with their resignations, Messrs. Walker, Contris and Clark relinquished their options. Does not include options granted in 1995 that were repriced in 1996 as described below in "- Report on Repricing of Options."

(2)   Based on total grants during the fiscal year of 412,412.

(3) These options (except the grant of options for 60,000 shares to Mr. Clark) were granted in September 1996 with an exercise price of $13.75 per share and were repriced in December 1996 to $9.50 per share.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The potential realizable value of the foregoing options is calculated by assuming that the market price of the underlying security appreciates at the indicated rate for the entire term of the option and that the option is exercised at the repriced exercise price and sold on the last day of its term at the appreciated price.

                     FISCAL YEAR-END OPTION VALUE TABLE (1)

            The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at the end of the last fiscal year.
There were no option exercises during the last fiscal year.

                                                                    NUMBER OF                      VALUE OF
                                                                   SECURITIES                     UNEXERCISED
                                                                   UNDERLYING                    IN-THE-MONEY
                                                                   UNEXERCISED                      OPTIONS
                                                                OPTIONS AT FISCAL               AT FISCAL YEAR-
                                                                  YEAR-END (#)                      END ($)
                                                                  EXERCISABLE/                   EXERCISABLE/
NAME                                                              UNEXERCISABLE                UNEXERCISABLE (1)
------------------------------------------------------          -------------------            -----------------
Jerry M. Walker ......................................            16,962/16,962                 $69,968/$69,968
Phillip R. Rollins ...................................            16,962/56,962                 69,968/214,968
Craig R. Clark .......................................           16,962/116,962                 69,968/462,468
Paul J. Contris ......................................            8,481/56,962                  34,984/179,984
L. Robert Oberfield ..................................            2,474/13,711                   10,205/46,455


------------------------------------


(1) Value as of December 31, 1996, based upon closing bid price on that date of $13.125 as reported on the Nasdaq National Market, minus the exercise price after repricing, multiplied by the number of shares underlying the option. In connection with their resignations, Messrs. Walker, Contris and Clark relinquished their options.

                           TEN-YEAR OPTION REPRICINGS

         The following table sets forth information with respect to repricings of options held by Unison's executive officers.

                                                                                                                     LENGTH OF
                                                                                                                     ORIGINAL
                                                             NUMBER OF           MARKET                             OPTION TERM
                                                             SECURITIES         PRICE OF       EXERCISE               REMAINING
                                                             UNDERLYING         STOCK AT       PRICE AT              AT DATE OF
                                                              OPTIONS           TIME OF        TIME OF       NEW    REPRICING OR
                                                              REPRICED        REPRICING OR   REPRICING OR  EXERCISE   AMENDMENT
NAME                                           DATE          OR AMENDED        AMENDMENT      AMENDMENT     PRICE     (MONTHS)
----------------------------------             ----          ----------        ---------      ---------     -----     --------
Jerry M. Walker, President, Chief             01/16/96         33,924         $   9.00      $   10.00      $   9.00      114
Executive Officer
Phillip R. Rollins, Executive Vice            01/16/96         33,924             9.00          10.00          9.00      114
President-Operations, Chief                   12/03/96         40,000             9.50          13.75          9.50      117
Operating Officer
Craig R. Clark, Executive Vice                01/16/96         33,924             9.00          10.00          9.00      114
President, Chief Financial Officer            12/03/96         40,000             9.50          13.75          9.50      117
and Chief Accounting Officer
Paul J. Contris, Executive Vice               01/16/96         33,924             9.00          10.00          9.00      114
President-Acquisitions and                    12/03/96         40,000             9.50          13.75          9.50      117
Development
L. Robert Oberfield, President,               01/16/96          6,185             9.00          10.00          9.00      114
Quest Pharmacies, Inc.                        12/03/96         10,000             9.50          13.75          9.50      117
Paul G. Henderson, President,                 12/03/96         10,000             9.50          13.75          9.50      117
Sunbelt Therapy Management
Services, Inc.
Terry Troxell, Senior Vice                    01/16/96          6,185             9.00          10.00          9.00      114
President-Clinical Operations                 12/03/96          7,500             9.50          13.75          9.50      117
William G. Allen, Jr., Senior Vice            01/16/96          6,185             9.00          10.00          9.00      114
President-Operations                          12/03/96          6,500             9.50          13.75          9.50      117

                         REPORT ON REPRICING OF OPTIONS

         Stock options granted effective August 10, 1995, at an exercise price of $10.00 were repriced to $9.00 per share in January 1996 to conform the exercise price to the per share price of the Common Stock in the Company's initial public offering of Common Stock during December 1995 and January 1996 (the "IPO"). Stock options granted September 6, 1996, at an exercise price of $13.75 were repriced to $9.50 per share in December 1996 following a decline in the market price of the Company's Common Stock subsequent to the grant date.

                                              Compensation Committee

                                              John T. Casey
                                              Tyrrell L. Garth
                                              Mark W. White

                            COMPENSATION OF DIRECTORS

         The nonemployee directors of Unison receive an annual retainer of $10,000 plus $1,000 for each Board and Committee meeting attended and reimbursement of expenses. In addition they are entitled to participate in the 1995 Plan. Directors who are also employees of Unison receive no additional compensation for serving on the Board of Directors. Mr. Kremser receives compensation pursuant to a services agreement described elsewhere herein. As compensation for services on the Executive Committee, Mr. Lynch will receive an additional $15,000 per month.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         In connection with their resignations, in each case effective April 25, 1997, Messrs. Walker, Clark and Contris will receive severance payments in the amounts of $67,373, $18,333 and $55,000, respectively, in full satisfaction of the Company's monetary obligations to them under their (now terminated) employment agreements.

         Prior to its IPO in 1995 Unison entered into an employment agreement with Mr. Rollins. The employment agreement will expire in August 1998, subject to automatic renewal for successive one-year periods unless either Unison or Mr. Rollins gives notice of non-renewal 30 days prior to expiration. As of December 31, 1996, the employment agreement provides for an annual base salary of $220,000 and the right to earn quarterly and annual incentive compensation totalling at least 60% of base salary, based on Unison's attainment of its quarterly and annual budget as reflected in its quarterly and annual filings with the SEC. The employment agreement provides that in the event of termination by Unison other than for cause, Unison will pay Mr. Rollins one year's base salary or his base salary for the remaining term of the agreement, whichever is longer, and Mr. Rollins' pro-rated performance bonus. If the employment agreement is not renewed at the end of the initial or subsequent term, Mr. Rollins' will be entitled to receive one year's base salary plus his pro-rated performance bonus. The employment agreement contains a one-year nonsolicitation of employees and customers provision. The contract also permits termination upon Unison's failure to meet certain financial covenants under pledge agreements that secure Unison's obligations incurred in the BritWill Acquisition. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." The contract also provides that Mr. Rollins could be terminated for cause defined in part as a material neglect of duties. In the event of a for cause termination, Mr. Rollins is entitled to the equivalent of one month's salary.

         Unison entered into an employment agreement with Mr. Oberfield for a one-year term beginning in May 1995, subject to automatic renewal for successive one-year terms unless either Unison or Mr. Oberfield has given notice of non-renewal 30 days prior to expiration. The employment agreement provides for an initial annual base salary of $96,000. The annual base salary increased to $136,800 as of January 1996 because Quest became profitable during 1995. Mr. Oberfield is also entitled to participate in Unison's incentive compensation program for key employees, up to a maximum award of 15% of his base salary. If the employment agreement is not renewed by Unison other than for cause, Unison must pay Mr. Oberfield one year's base salary and his prorated incentive compensation. The employment agreement contains a one-year nonsolicitation of employees and customers provision. During 1995, Mr. Oberfield was granted an option to purchase 6,185 shares of Common Stock under the 1995 Plan, and in September 1996 he was granted an option to purchase an additional 10,000 shares at $13.75 per share which were subsequently repriced at $9.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Prior to August 1995, decisions concerning compensation of executive officers were made by the Executive Committee of the Board of Directors, then consisting of Messrs. Walker, Rollins and Contris. In August 1995, the Board of Directors created a Compensation Committee consisting of Messrs. Garth, White and Casey. See "Election of Directors" and " -- Directors and Executive Officers."

         At the time that Unison acquired BritWill in August 1995, Mr. Garth was outside counsel, a former director and a shareholder of BritWill, and Mr. White was a director and shareholder of BritWill. Mr. Garth and Mr. White have (or had) direct or indirect material interests in the following recent or anticipated transactions with BritWill or Unison.

         - As former shareholders of BritWill, Messrs. Garth and White have participated and will participate pro rata in all acquisition payments made and acquisition obligations incurred by Unison in connection with the BritWill Acquisition (the "BritWill Acquisition Obligations"). The BritWill Acquisition Obligations are secured by stock pledge agreements from Messrs. Walker, Rollins, Clark and Contris. The BritWill Acquisition Obligations paid through December 31, 1996 include $5.6 million of principal, $853,000 of interest, $2.3 million of payments on monthly contingent obligations and 561,815 shares of Common Stock delivered to the former BritWill shareholders. The proceeds from the sale in October 1996 of $100 million of 12 1/4% Senior Notes Due 2006 (the "Senior Notes") were used (in part) to prepay in January 1997 the remaining $8.0 million subordinated note and $1.75 million of contingent payment obligations (the "Additional Payment Obligations"), after which the remaining BritWill Acquisition Obligations are solely Additional Payment Obligations totaling approximately $9.8 million ($14.1 million including an interest component), primarily due on the earlier of Unison's next public or private sale of debt or equity securities exceeding $10 million or August 9, 2000.

         - Mr. Garth had a $400,000 interest in a $2.5 million promissory note payable by BritWill and bearing interest at the rate of 12% per annum (the "Participation Note"). The Participation Note was refinanced by BritWill when it was acquired by Unison, and the $3.4 million refinancing note (the "Renewal Note") was repaid from the proceeds of Unison's IPO in December 1995.

         - Mr. Garth's company, Cheyenne Capital, received consulting fees of $24,000 per year from Unison from August 1995 through December 31, 1996, when the consulting agreement was terminated.

                              CERTAIN TRANSACTIONS

         When Unison acquired BritWill in August 1995, Mr. Whitehead indirectly owned approximately 81.5% of BritWill's outstanding stock and served as its Chairman and as a director. As a result of this interest in the BritWill Acquisition Obligations, Mr. Whitehead currently is beneficially Unison's second largest stockholder and one of its largest creditors. Mr. Clark was a BritWill shareholder and served as BritWill's Executive Vice President and Chief Financial Officer at the time Unison acquired BritWill. Messrs. Garth, Lynch and White were also BritWill shareholders and directors. For information concerning recent and anticipated transactions with BritWill or Unison in which Messrs. Garth or White had or have a material direct or indirect interest, see "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." Messrs. Whitehead (81.5%), Lynch (1.8%) and Clark (6.8%) also have pro rata interests in the BritWill Acquisition Obligations described therein.

         Mr. Whitehead has (or had) a direct or indirect material interest in the following additional recent or anticipated transactions with BritWill or Unison.

         - Prior to Unison's acquisition of BritWill, Mr. Whitehead sold certain healthcare facilities or related interests to BritWill and acquired certain other direct and indirect financial interests and obligations related to BritWill's healthcare facilities, some of which have continued thereafter. Through BritWill Texas, Mr. Whitehead is the indirect owner and lessor of six of the long-term healthcare facilities that Unison leases in Texas (including three of the facilities that were subleased to an unrelated party effective March 1, 1997) with 767 licensed beds and an annual base rental of $1.1 million, which is approximately the amount of the annual payment obligations on the related $10.2 million acquisition mortgage loan secured by those facilities from Omega

                  Healthcare Investors, Inc. ("Omega"), an unrelated party, plus payments due on certain seller subordinated notes incurred when BritWill Texas acquired the facilities. The parties are currently in the process of restructuring the ownership structure for three of the six facilities to eliminate BritWill Texas from the chain of title. The parties anticipate that BritWill Texas will convey fee title to the three facilities to Omega and that Omega will then lease the facilities to BritWill Investments - II, Inc., a subsidiary of Unison, on substantially the same economic terms that existed under the BritWill Texas mortgage. Mr. Whitehead, who had guaranteed the BritWill Texas loan, will remain liable under his guaranty for all obligations owing under the new lease. Mr. Whitehead is also the guarantor of BritWill's (now Unison's) obligations under the leases of all fourteen other healthcare facilities that are leased from Omega.

         - Mr. Whitehead directly or indirectly owned all of the interests in the Participation Note and the Renewal Note (as described above) that were not owned by Mr. Garth.

         - From time to time both before and after Unison's acquisition of BritWill, Mr. Whitehead has made loans and other financial accommodations to BritWill (now Unison). In addition to the Renewal Note and a portion of the BritWill Acquisition Obligations, $750,000 of loans from Mr. Whitehead or his affiliates was repaid from the proceeds of the IPO. A Unison subsidiary is obligated to repay to an affiliate of Mr. Whitehead five unsecured promissory notes in the amounts at December 31, 1996 of $1.2 million, $392,000, $319,000,
                  $194,000, and $401,000 with interest at rates currently ranging from 9.0% to 10.75% per annum and with scheduled maturities in November 2001 and October 2004. Aggregate monthly payments on these five notes total approximately $39,000. In addition, approximately $1.1 million of the proceeds from a $7.5 million short-term borrowing agreement (the "Bank Financing") was used to repay a loan from Mr. Whitehead that bore interest at the rate of 12% per annum. The Bank Financing was repaid from the proceeds of the sale of the Senior Notes.

         - On April 21, 1997, the Company obtained a $2,950,000 loan for general working capital purposes from Elk Meadows Investments, L.L.C. and BritWill Investments Company, Ltd., as joint lenders. Elk Meadows Investments, L.L.C. is controlled by Mr. Kremser and BritWill Investments Company, Ltd. is controlled by Mr. Whitehead. The loan matures on the earlier of August 1, 1997, or 30 days after written demand from the lenders, subject to earlier maturity in the event of acceleration upon a default. Interest accrues on the loan at the Prime Rate plus 2%, subject to an increase in the rate upon a default. Interim payments on the loan are not required prior to maturity. The Company paid a loan fee of $29,500 at the closing, and also agreed to pay all of the lenders' out of pocket fees and costs, including attorneys fees and costs, in an amount not yet determined or demanded by the lenders. Repayment of the loan is secured by (i) a pledge from the Company of approximately $5 million of accounts receivable generated by certain of the Company's affiliates and assigned to the Company, and (ii) a pledge from the Company of its stock in those affiliates of the Company that either assigned their accounts receivable to the Company so they could be pledged by the Company as security for the loan or control the entities that assigned such accounts receivable. The collateral securing the loan also secures repayment of other obligations owing from the Company and its affiliates to Messrs. Whitehead and Kremser, and to individuals and entities related to them.

         In addition to his interests as a former director and shareholder of BritWill, Mr. Lynch is a General Partner of Trouver. Trouver (a) earned financial advisory fees of $675,000 in connection with Unison's acquisition of BritWill, (b) assisted Unison is securing lease or management agreements in respect of four long-term care facilities for which it is entitled to receive fees of up to approximately $400,000 over the next seven years based on Unison's management fees or earnings from those facilities over that period and (c) earned financial advisory fees of approximately $84,000 from Unison in connection with the acquisition of American Professional Holding, Inc. and Memphis Clinical Laboratory, Inc.

         The Company has entered into an agreement with Mr. Kremser commencing March 31, 1997. As compensation for his services to the Company in all capacities, Mr. Kremser is entitled to cash compensation of $7,500 per week plus expenses as well as options for 50,000 shares of Unison common stock at an exercise price of $2.875 per share, fully vested. Mr. Kremser and the Company are also parties to an indemnification agreement and a tolling agreement in respect of claims he may have against the Company. The Company has also entered into an agreement with Woodhill Capital Corporation, an entity of which Mr. Lynch is president and sole shareholder, providing for the services of Mr. Lynch as a consultant beginning March 1, 1997. Under the terms of this agreement, Woodhill is entitled to receive $15,000 per month plus expenses and Mr. Lynch is granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.125 per share, fully vested. The agreement is terminable by either party with two weeks' notice.

         Mr. Oberfield, one of Unison's executive officers, serves as the president and is the minority shareholder of its Quest subsidiary. He receives compensation based in part upon the earnings of the subsidiary, and Unison is required to repurchase his stock in the subsidiary at a formula price under certain circumstances.

         Effective February 1, 1996, Unison purchased 90% of the outstanding common stock of Sunbelt from Mr. Henderson and Mr. Plash. In consideration for the stock of Sunbelt, Unison paid $800,000 in cash, issued term notes for $1.0 million in the aggregate (the "Notes") and issued subordinated convertible debentures totaling $1.8 million in the aggregate (the "Debentures"). Approximately 56.2% of the purchase price was payable to Mr. Henderson. Interest on the Notes and Debentures was 10.0% payable quarterly. The Notes and Debentures were converted in January 1997 into 105,196 shares of Common Stock with the aggregate balance of $2.0 million paid in cash. In January 1997, but with an effective date of November 24, 1996, Unison purchased the remaining 10% of Sunbelt stock. The aggregate purchase price, payable 50% to each of Mr. Henderson and Mr. Plash, amounted to $1.4 million plus a guaranteed payment of $709,000. Additional contingent payments of up to $1.4 million will be due if specified income targets are achieved. Consideration for the purchase (excluding the guaranteed payments) was comprised of promissory notes in the aggregate amount of $1.2 million and 27,942 shares of Common Stock.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Overview. The Compensation Committee of the Board of Directors (the "Committee") was established in August 1995 and is composed of independent directors, none of whom is or has been an employee of Unison. As part of its duties, the Committee makes recommendations to the full Board with respect to salaries of executive officers and administers the 1995 Plan.

         Executive Compensation Policies and Administration. The fundamental policy of the Committee is to provide to Unison's executive officers competitive compensation based upon their personal performance and contribution to the financial success of the Company. In determining the compensation for a particular executive officer, the Committee is guided by the following objectives:

         - Attracting and retaining highly qualified officers with competitive compensation packages; - Motivating those officers to achieve and maintain superior performance levels;
         - Making a significant portion of each executive officer's total compensation package at risk and dependent on Company performance and creation of stockholder value; and
         - Aligning executive officers' financial interests with those of the other stockholders of the Company.

         The Committee believes that total compensation for executive officers should be sufficiently competitive with compensation paid by long-term care companies of similar size, lines of business and geographic location so that Unison can attract and retain qualified officers who will contribute to the Company's long-term success. The Committee engaged in 1995 an independent compensation consultant who provided to the Company a market survey of compensation data. The survey included 77 health care companies, of which 24 were long-term care companies. Initial compensation levels, which were established by written contract on August 15, 1995, were determined in part in reliance on the compensation ranges for comparable positions reported in the survey. The compensation levels established were below the medians reported in the survey for comparable positions.

         Compensation payments in excess of $1 million to the executive officers named in the Summary Compensation Table are not deductible by Unison for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Company does not presently pay, and does not anticipate paying in the foreseeable future, compensation subject to the $1 million deduction limitation to any of its executive officers.

                      COMPONENTS OF EXECUTIVE COMPENSATION

         Base Salary. Base salaries are established by the Committee based on an executive's performance and contribution to the Company, scope of responsibilities, individual performance and comparisons to pay practices of competitors.

         In early 1996, the Committee increased base salaries for executive officers to make them more competitive with executive salaries being paid by other long-term care companies and to recognize the substantial increase in the size and scope of the Unison's operations as a result of strategic acquisitions in 1995 and 1996.

         Performance-Based Compensation. A description of the incentive cash bonus provisions contained in the employment agreement of Mr. Rollins appears above under "- Employment Contracts, Termination of Employment and Change-in-Control Arrangements." The Committee expects to reformulate corporate policy in regards to incentive compensation in the context of the Board's ongoing efforts to recruit a new Chief Executive Officer and Chief Financial Officer.

         Stock Options. During 1996, the Committee recommended and the Board approved grants of stock options to certain of the Company's executive officers and other key employees under the 1995 Plan. These grants were designed to align the interests of each individual with those of the Company's stockholders and provide each individual with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. The size of individual option grants was generally intended to reflect the officer's position within the Company and his or her performance and contributions to the Company. The eight executive officers, at December 31, 1996, of Unison received an aggregate of 224,000 options in 1996 vesting over periods of two to four years.

         CEO Compensation. Compensation for Unison's former Chief Executive Officer, Mr. Walker, was determined based on the same general policies and criteria as the compensation for the other executive officers. During 1996 Mr. Walker's base salary was increased from $250,000 to $275,000 to make his salary more competitive with chief executive salaries being paid by other long-term care companies and commensurate with his increased responsibilities as a result of the completion in 1995 and 1996 of strategic acquisitions which substantially increased the size and scope of the Company's operations.

                                             Compensation Committee

                                             John T. Casey
                                             Tyrrell L. Garth
                                             Mark W. White

       Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities
    Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report, and the performance graph immediately following, may not be incorporated by reference into any such filings.

COMPARISON OF STOCK PERFORMANCE

            The following graph compares the cumulative total returns for the Company's Common Stock (Nasdaq/NMS:UNHC), the Nasdaq Health Services Index and the Nasdaq National Market Index for the period December 19, 1995 through May 30, 1997.



            PROPOSAL 2: APPROVAL TO AMEND THE 1995 STOCK OPTION PLAN

         Unison's Board of Directors has declared advisable and directed that there be submitted to the stockholders of Unison a proposed amendment to Unison's 1995 Stock Option Plan (the "1995 Plan") which would increase the number of shares of Common Stock authorized for issuance under the 1995 Plan from 800,000 to 1,500,000. As of July 7, 1997, options to purchase 592,966 shares have been granted and are outstanding under the 1995 Plan.

         For the year ended December 31, 1996, Unison recorded a loss of $23.4 million, more than two-thirds of its total stockholders equity. The Company and certain of its current and former directors and officers are defendants in several class action lawsuits seeking unspecified damages under federal and California securities laws and common law. The Company is paying substantial additional interest with respect to its outstanding Senior Notes as a result of delays in causing an exchange offer registration statement to be filed and become effective under applicable securities laws, and the additional interest will continue to accrue until the exchange offer registration statement becomes effective. Certain of the Company's executive officers, including its Chief Executive Officer and Chief Financial Officer, resigned earlier this year, and the ongoing search for appropriate replacements has not yet been completed. Meanwhile, the Common Stock, which traded at $13.125 on December 31, 1996 closed at $3.125 on July 7, 1997.

         One result of the foregoing has been that the Company has faced significant difficulty in attracting and retaining key executives and employees. The Company simply cannot afford to use its limited cash resources to pay the level of salaries one might expect would attract the best people. Moreover, options previously granted to Unison's key employees, many of whom have done difficult jobs well under challenging circumstances, are of little or no value as an incentive because of the sharp decline in the market value of the underlying stock. Indeed, of the options outstanding, approximately 453,000 (or 76%) are well "out of the money," being exercisable at between $8.00 and $10.50 per share. Although the Board of Directors is fully aware that issuing attractive options to current and new employees necessarily dilutes the ownership interest of existing stockholders, the Board nevertheless believes that this action is imperative to attract and retain the human resources that will be essential to turn the Company around and provide value to the stockholders. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR THE PROPOSAL TO AMEND THE 1995 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER.

         The description of the 1995 Plan set forth below is only a summary and is qualified in its entirety by reference to the text of the 1995 Plan, a copy of which is available at no expense from the Secretary of the Company upon request. Capitalized terms not otherwise defined shall have the meanings assigned to such terms in the 1995 Plan.

THE 1995 STOCK OPTION PLAN

         The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors effective July 10, 1995, and approved by the stockholders on August 8, 1995. The 1995 Plan was amended in October 1996 to increase, from 511,046 to 800,000, the number of shares reserved for issuance under the 1995 Plan.

         The 1995 Plan is divided into two separate components: (i) a discretionary option grant program (the "Discretionary Option Grant Program") under which eligible individuals may, at the discretion of the Compensation Committee (the "Committee") of the Board of Directors, be granted options to purchase shares of Common Stock at an exercise price determined by the Committee and (ii) an automatic option grant program (the "Automatic Option Grant Program") under which option grants will automatically be made at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

         THE DISCRETIONARY OPTION GRANT PROGRAM

         Eligibility and Participation. The Discretionary Option Grant Program is administered by the Committee, and the Committee, as the administrator of the 1995 Plan, has complete discretion to determine which eligible individuals are to receive option grants. In general, the only consideration received by the Company for the grant of an award will be past services or the expectation of future services, or both. The 1995 Plan does not confer on any participant in the 1995 Plan (a "Participant") any right with respect to continued employment or other services to the Company and will not interfere in any manner with the right of the Company to terminate a Participant's employment or other services.

         Administration. The 1995 Plan is administered by the Committee, which is constituted to permit the 1995 Plan to comply with SEC Rule 16b-3. The Committee is authorized to: (i) select Participants; (ii) approve forms for grants under the 1995 Plan; (iii) determine the time or times when such option grants are to be made, including the number of shares subject to each such grant; (iv) designate the status of any granted option as either an incentive stock option or a non-qualified stock option under the Federal tax laws (except that Nonemployee Directors are only eligible to receive Nonqualified Stock Options); (v) set the exercise price for any Nonqualified Stock Option; (vi) set the vesting schedule and exercise period to be in effect for the option grant;
(vii) fix the maximum term for which any granted option is to remain outstanding; (viii) extend and maintain, or arrange for the extension and maintenance of, credit to a Participant to purchase shares pursuant to the exercise of options (subject to applicable laws and regulations); (ix) designate grants, or amend existing grants, which allow transfer between immediate family members; (x) modify, extend or renew outstanding options granted under the 1995 Plan, accept the surrender of outstanding options (to the extent not previously exercised), reduce the exercise price of outstanding options, or authorize the granting of new options in substitution therefor (to the extent not previously exercised and with an exercise price per share based upon the fair market value of the Common Stock on the new grant date), none of which shall alter or impair any rights of the Participant; (xi) modify grants to foreign nationals to reflect foreign tax laws; (xii) include in grants other terms consistent with the purposes of the 1995 Plan such as discretionary performance standards, tax withholding provisions, or other forfeiture provisions regarding competition and confidential information.

         Upon an acquisition of the Company by merger, consolidation or reorganization, each outstanding option may be substituted with shares of the acquiring company or such option may be canceled in consideration for a cash payment to the Participant of an amount per option share equal to the excess of the highest fair market value of the Common Stock during the 60-day period preceding the acquisition over the option exercise price. A similar cash payment will be made to each Participant upon the dissolution or liquidation of the Company.

         Limitations on Awards. Except pursuant to the Automatic Option Grant Program, no grants are required to be made during any calendar year. No Incentive Stock Option ("ISO") may be exercised more than ten years from the date of grant (five years in the case of a grant to a Participant owning more than 10% or more of the total combined voting power of all classes of stock of the Company or any ISO Group Member), three months after the date the Participant ceases to perform services for the Company or any ISO Group Member (for reasons other than death or disability), one year after the date the Participant ceases to perform services for the Company or any ISO Group Member if cessation is due to death or disability, or the date the Participant ceases to perform services for the Company or any ISO Group Member if cessation is for cause. No Nonqualified Stock Option may be exercised more than ten years from the date of grant, two years after the date the Participant ceases to perform services for the Company or any Affiliated Group Member (for reasons other than death, disability, retirement or cause), three years after the date the Participant cease to perform services for the Company or any Affiliated Group Member if cessation is due to death, disability or retirement, or the date the Participant ceases to perform services for the Company or any Affiliated Group Member if cessation is for cause.

         Pricing and Payment of Options. The per share exercise price of each stock option granted under the 1995 Plan will be established by the Committee at the time of grant. Subject to the provisions of the Internal Revenue Code of 1986, as amended, grants to Participants may be either ISOs or Nonqualified Stock Options. In the case of an ISO, the per share exercise price may be no less than 100% of the fair market value of a share of Common Stock on the date of grant (110% in the case of a Participant who owns, directly or indirectly, 10% or more of the outstanding voting power of all classes of stock of the Company). The per share exercise price of a Nonqualified Stock Option may be any amount determined in good faith by the Committee. With respect to ISOs, the aggregate fair market value of the Common Stock for which one or more options granted to a Participant may become exercisable during any one calendar year may not exceed $100,000. The fair market value of the Common Stock equals the closing price on the date in question as reported by the Nasdaq National Market.

         Under the 1995 Plan, the purchase price of an option is payable upon exercise: (i) in cash; (ii) by check; (iii) to the extent permitted by the particular option grant, by transferring to the Company shares of Common Stock of the Company at their fair market value as of the option exercise date (provided that the Participant held the shares of stock for at least six months); or (iv) through a sale and remittance procedure by which a Participant delivers concurrent written instructions to a Company-designated brokerage firm to sell immediately the purchased Common Stock and remit to the Company sufficient funds to pay for the options exercised and by which the certificates for the purchased Common Stock are delivered directly to the brokerage firm. The Company may also extend and maintain, or arrange for the extension and maintenance of, credit to a Participant to finance the purchase of shares pursuant to the exercise of options, on such terms as may be approved by the Board of Directors or the Committee, subject to applicable regulations of the Federal Reserve Board and any other applicable laws or regulations in effect at the time such credit is extended.

         The Committee may require, as a condition to exercise of an option, that the Participant pay to the Company, in cash or in shares of the Common Stock of the Company, the entire amount of taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Board of Directors may determine. Alternatively, the Participant may elect, subject to rules adopted by the Committee or the Board of Directors, or the Company may require that the Company withhold from the shares to be issued that number of shares having a fair market value equal to the amount which the Company is required to withhold.

         Exercise. As described above, the Committee has the authority to determine the vesting and exercise provisions of all grants under the 1995 Plan. In general under the 1995 Plan, no option shall be exercisable during the lifetime of a Participant by any person other than the Participant, his or her guardian or legal representative.

         THE AUTOMATIC OPTION GRANT PROGRAM

         Under the Automatic Option Grant Program, each individual serving as a non-employee member of the Board of Directors of the Company on the date of adoption of the 1995 Plan by the Board of Directors received an option grant on such date for 9,246 shares of Common Stock, except that the Chairman of the Board of Directors received an option for 10,496 shares. Upon amendment of the 1995 Plan in 1996, each individual who was at the time a non-employee member of the Board of Directors received a 15,000-share option grant (17,500 in the case of the Chairman of the Board). In addition, each individual who continues to serve as a non-employee Board of Directors will receive an additional option grant to purchase the same number of shares of Common Stock at each annual meeting of stockholders of the Company thereafter.

         Each automatic grant will be exercisable 50% one year after the grant and 100% two years after the grant and will have a term of ten years, subject to earlier termination following the optionee's removal from the Board of Directors for cause.

         AMENDMENT AND TERMINATION OF THE 1995 PLAN

         The Board of Directors may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate on July 9, 2005, unless sooner terminated by the Board of Directors.

         The benefits that executive officers, directors and employees would receive if the proposed amendment to the 1995 Plan is approved cannot be determined by the Company at this time. In September 1996, the Committee confirmed a special one-time grant (originally framed in 1996 subject to Committee approval) of options for 60,000 shares to Craig R. Clark at an exercise price of $9.00 per share. On the same date, but subject to approval by Unison's stockholders, the Committee recommended, and the full Board of Directors approved, the issuance of options for an additional 324,350 shares to Unison employees at an exercise price of $13.75 per share (its market value, later repriced to $9.50 per share), including options for 40,000 shares to each of Messrs. Rollins, Contris and Clark, options for 10,000 shares each to Messrs. Oberfield and Henderson and options for 7,500 shares to Ms. Troxell. The total grants to the then executive group, non-executive director group and the non-executive officer employee group amounted to options for 197,500 shares, 92,500 shares and 186,850 shares, respectively.

         FEDERAL INCOME TAX CONSIDERATIONS

         The discussion that follows is a summary, based upon current law, of some of the significant federal income tax considerations relating to awards under the 1995 Plan. The following discussion does not address state, local or foreign tax consequences.

         A Participant will not recognize taxable income upon the grant or exercise of an ISO except under certain circumstances when the exercise price is paid with already-owned shares of Common Stock that were acquired through the previous exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the shares received on the date of exercise over the exercise price of the shares will be treated as a tax preference item for purposes of the alternative minimum tax. In order for the exercise of an ISO to qualify for the foregoing tax treatment, the Participant generally must be an employee of the Company from the date the ISO is granted through the date three months before the date of exercise, except in the case of death or disability, where special rules apply. The Company will not be entitled to any deduction with respect to the grant of an ISO.

         If shares acquired upon exercise of an ISO are not disposed of by the Participant within two years from the date of grant or within one year after the transfer of such shares to the Participant (the "ISO Holding Period"), then (i) no amount will be reportable as ordinary income with respect to such shares by the Participant and (ii) the Company will not be allowed a deduction in connection with such ISO or the Common Stock acquired pursuant to the exercise of the ISO. If a sale of such Common Stock occurs after the ISO Holding Period has expired, then any amount recognized in excess of the exercise price will be reportable as a long-term capital gain, and any amount recognized below the exercise price will be reportable as a long-term capital loss. The exact amount of tax payable on a long-term capital gain will depend upon the tax rates in effect at the time of the sale. The ability of a Participant to utilize a long-term capital loss will depend upon the statutory limitations on capital loss deductions not discussed herein.

         A "disqualifying disposition" will generally result if Common Stock acquired upon the exercise of an ISO is sold before the ISO Holding Period has expired. In such case, at the time of a disqualifying disposition, the Participant will recognize ordinary income in the amount of the difference between the exercise price and the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on disposition. The Participant will report as a capital gain any amount recognized in excess of the fair market value on the date of exercise, and the Company will be allowed a deduction on its federal income tax return in the year of the disqualifying disposition equal to the ordinary income recognized by the Participant. If the amount realized on the sale is less than the exercise price, then the Participant will recognize no ordinary income, and the recognized loss will be reportable as a capital loss.

         In general, a Participant to whom a Nonqualified Option is granted will recognize no taxable income at the time of the grant. Upon exercise of a Nonqualified Option, the Participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the Nonqualified Option, and the Company will generally be entitled to a deduction equal to the ordinary income recognized by the Participant in the year the Participant recognizes ordinary income, subject to the limitations of Section 162(m) of the Code.

         The Company is required to withhold certain income taxes from Participants upon exercises of Nonqualified Options. The Company will be entitled to a business expense deduction for federal income tax purposes equal to the ordinary income recognized by the Participant in the year the Participant recognizes ordinary income from the exercise of Nonqualified Options.

                              INDEPENDENT AUDITORS

         Ernst & Young LLP audited the financial statements of the Company for the fiscal year ending December 31, 1996. A representative of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires, and to respond to appropriate questions.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders of Unison which are intended to be presented by such stockholders at the Company's Annual Meeting to be held in 1998 must be received by the Company no later than December 31, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


July 17, 1997                                             THE BOARD OF DIRECTORS